As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYNGA INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1733483
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Address of principal executive offices) (Zip code)

Chartboost, Inc. 2012 Stock Plan

(Full titles of the plans)

James Gerard Griffin

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Legal Department
Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
(855) 449-9642

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.00000625 par value, subject to assumed stock option awards	1,012,388 (2)	$2.93 (3)	$2,966,296.84	$323.62

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Class A common stock (the “Class A Common Stock”) of Zynga Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents shares of Class A Common Stock subject to issuance upon the exercise of stock option awards (the “Assumed Options”) granted under the Chartboost, Inc. 2012 Stock Plan (the “Plan”), which were assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of May 4, 2021 (the “Merger Agreement”), by and among the Registrant, Zynga Inc., and certain other parties.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the Assumed Options.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants holding the Assumed Options covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;
(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2020; and
(c)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 9, 2011, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The Registrant’s seventh amended and restated certificate of incorporation contains such a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s fifth amended and restated bylaws provide that the Registrant shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that the person is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of the director or executive officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s fifth amended and restated bylaws also provide that the Registrant may, but is not required, to provide indemnification to the Registrant’s other officers, employees and other agents as set forth under Delaware law or any other applicable law.

The Registrant’s fifth amended and restated bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to the Registrant’s fifth amended and restated bylaws.

Pursuant to the authority provided in the Registrant’s seventh amended and restated certificate of incorporation and fifth amended and restated bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s restated certificate of incorporation and amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS
Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit/ Appendix	Filing Date	Filed Herewith

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP					X

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)					X

23.2	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included in the signature page to this Registration Statement)					X

99.1	Chartboost, Inc. 2012 Stock Plan and forms of award agreement thereunder					X

ITEM 9.UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 6, 2021.

ZYNGA INC.

By:	/s/ James Gerard Griffin
James Gerard Griffin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints James Gerard Griffin and Phuong Y. Phillips, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Gibeau	Chief Executive Officer and Director	August 6, 2021
Frank Gibeau	(Principal Executive Officer)

/s/ James Gerard Griffin	Chief Financial Officer	August 6, 2021
James Gerard Griffin	(Principal Financial Officer)

/s/ Amy M. Rawlings	Chief Accounting Officer	August 6, 2021
Amy M. Rawlings	(Principal Accounting Officer)

/s/ Mark Pincus	Director and Non-Executive Chairman	August 6, 2021
Mark Pincus

/s/ Regina E. Dugan	Director	August 6, 2021
Regina E. Dugan

/s/ William “Bing” Gordon	Director	August 6, 2021
William “Bing” Gordon

/s/ Louis J. Lavigne, Jr.	Director	August 6, 2021
Louis J. Lavigne, Jr.

/s/ Carol G. Mills	Director	August 6, 2021
Carol G. Mills

/s/ Janice M. Roberts	Director	August 6, 2021
Janice M. Roberts

/s/ Ellen F. Siminoff	Director	August 6, 2021
Ellen F. Siminoff

/s/ Noel B. Watson	Director	August 6, 2021
Noel B. Watson